                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
  OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                  Commission File Number 0-20727

                                NOVT Corporation
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                      560 South Winchester Blvd., Suite 500
                           San Jose, California 95128
                                 (408) 236-7517
--------------------------------------------------------------------------------
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                          Common Stock, $.01 par value
    Rights to Purchase Series A Participating Preferred Stock, $.01 par value
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please  place an X in the box(es) to  designate  the  appropriate  rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  /X/          Rule 12h-3(b)(l)(i)   /X/
            Rule 12g-4(a)(l)(ii) /_/          Rule 12h-3(b)(l)(ii)  /_/
            Rule 12g-4(a)(2)(i)  /_/          Rule 12h-3(b)(2)(i)   /_/
            Rule 12g-4(a)(2)(ii) /_/          Rule 12h-3(b)(2)(ii)  /_/
                                              Rule 15d-6            /_/

         Approximate  number of  holders  of record as of the  certification  or notice date: 175

         Pursuant to the  requirements  of the Securities  Exchange Act of 1934,
NOVT Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  August 11, 2006              NOVT CORPORATION

                                    By:  /s/ John Quicke
                                       -----------------------------
                                    Name: John Quicke
                                    Title: President and Chief Executive Officer

Instruction:  This  form is  required  by Rules  12g-4,  12h-3  and 15d-6 of the
General Rules and  Regulations  under the  Securities  Exchange Act of 1934. The registrant  shall file with the Commission three copies of Form 15, one of which shall be manually signed.  It may be signed by an officer of the registrant,  by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

          PERSONS WHO RESPOND TO THE  COLLECTION  OF  INFORMATION
          CONTAINED  IN THIS  FORM ARE NOT  REQUIRED  TO  RESPOND
          UNLESS THE FORM DISPLAYS A CURRENTLY  VALID OMB CONTROL
          NUMBER.